Exhibit 99.1

LinkedIn Post by 89bio on September 18, 2025

Today we entered into a merger agreement to be acquired by @Roche. At the closing of the proposed transaction, 89bio and its employees will join the Roche Group and advance our innovative FGF21 analog, pegozafermin, as part of Roche’s Pharmaceuticals Division. Details here: https://ir.89bio.com/news-releases/news-release-details/89bio-inc-announces-agreement-be-acquired-roche

> Our mission at 89bio has always been to develop innovative therapies to help patients with serious liver and cardiometabolic diseases. We are thrilled to be joining with Roche to combine the promise of pegozafermin with Roche's established global development, manufacturing, and commercialization capabilities, to accelerate and maximize potential benefit for patients in need.

\- Rohan Palekar, CEO

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of 89bio, Inc. ("89bio"), nor is it a substitute for the tender offer materials that Roche Holdings, Inc. ("Roche") and its wholly owned acquisition subsidiary, Bluefin Merger Subsidiary, Inc. ("Merger Sub"), will file with the Securities and Exchange Commission (the "SEC"). The solicitation and the offer to buy shares of 89bio's common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Roche and Merger Sub intend to file with the SEC. In addition, 89bio will file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of 89bio on Schedule 14D-9 and related materials with respect to the tender offer and merger, free of charge at the website of the SEC at www.sec.gov or from the information agent named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by 89bio under the "Investors & Media" section of 89bio's website at www.89bio.com.

STOCKHOLDERS AND INVESTORS ARE STRONGLY ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF 89BIO ON SCHEDULE 14D-9 AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

Certain statements in this post may constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, statements regarding **the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of September 17, 2025 by and among 89bio, Roche and Merger Sub (the "Merger Agreement"), including the parties' ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, and the possibility of any termination of the Merger Agreement**. Words such as "may," "might," "will," "objective," "intend," "should," "could," "can," "would," "expect," "believe," "design," "estimate," "predict," "potential," "anticipate," "goal," "opportunity," "develop," "plan" or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. While 89bio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in 89bio's filings with the Securities and Exchange Commission (SEC)), many of which are beyond 89bio's control and subject to change. Actual results could be materially different. Risks and uncertainties include: risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; uncertainties as to how many of 89bio's stockholders will tender their shares in the offer; the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the possibility that competing offers will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; and other risks and uncertainties identified in 89bio's Annual Report on Form 10-K for the year ended December 31, 2024 and other subsequent disclosure documents filed with the SEC. 89bio claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. 89bio expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.